EXHIBIT 11
TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE (unaudited)


                                       Three Months Ended    Six Months Ended
                                             June 30,             June 30,
                                         1996      1995        1996     1995

EARNINGS PER SHARE
Net earnings available for common
shares and common stock equivalent
shares deemed to have a dilutive
effect                                 $184,560  $156,691   $342,352  $344,625
                                        =======   =======    =======   =======
Primary earnings per share                $0.30     $0.24      $0.55     $0.54
                                          =====     =====      =====     =====
Fully diluted earnings per share          $0.30     $0.24      $0.55     $0.53
                                          =====     =====      =====     =====
Shares used in primary earnings per
share computation
  Weighted average common
  shares outstanding                    613,775   642,314    621,193   641,426
                                        =======   =======    =======   =======
Shares used in fully diluted earnings
per share computation
  Weighted average common
  shares outstanding                    582,695   624,266    590,960   626,259

  Additional potentially dilutive
  effect of stock options                31,894    19,571     31,894    19,571
                                        -------   -------    -------   -------
                                        614,589   643,837    622,854   645,803
                                        =======   =======    =======   =======

The weighted average common shares outstanding has been computed net of ESOP shares of 40,365 (1996) and 46,345 (1995)




















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